Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Rodney Carter, Senior Vice President
and Chief Financial Officer (858) 202-7848

PETCO Reports Second-Quarter Fiscal 2005 Results

•	Net sales grow 10% to $483 million

•	Net earnings of $0.31 per diluted share, in line with previous guidance

•	Services sales increase 22%

SAN DIEGO—August 25, 2005—PETCO Animal Supplies, Inc. (NASDAQ: PETC) today reported financial results for the second quarter ended July 30, 2005. The Company also provided guidance for the third quarter and full fiscal year 2005.

Second-Quarter Results

Net sales in the second quarter of fiscal 2005 were $482.7 million with a comparable store net sales increase of 2.5%. The comparable store net sales increase in the period comes on top of a 6.7% increase in the prior year’s second quarter. Sales in the Company’s services business increased 22% over the same period last year. Overall, net sales increased 10.1% over the second quarter of fiscal 2004.

Gross profit margin declined approximately 150 basis points to 33.1% in the second quarter of fiscal 2005. Slower growth in sales, particularly in higher-margin supplies, was a key factor in this decline. Increased distribution-related costs and higher year-over-year occupancy costs due to the greater number of store openings in the last few quarters were other noteworthy factors.

Operating income for the second quarter of fiscal 2005 was $33.5 million or 6.9% of sales, compared with $36.8 million in the prior-year period.

Net earnings for the second quarter of fiscal 2005 were $18.0 million, or $0.31 per diluted share, compared with net earnings of $19.3 million, or $0.33 per diluted share, in the year-earlier period.

“Weaker customer traffic led to second-quarter sales and results that did not meet our expectations,” said PETCO Chief Executive Officer James M. Myers. “By focusing on improving the customer experience, implementing a series of actions to generate traffic and completing an important remerchandising initiative, we believe we are positioning the Company to improve its performance progressively as we move through the second half of fiscal 2005.”

First-Half Results

Net sales in the first half of fiscal 2005 were $962.3 million, an increase of 11.3% from the same period last year. Comparable store net sales increased 3.8% on top of a 6.5% increase in the prior year.

Net earnings for the first half of fiscal 2005 were $35.3 million, or $0.60 per diluted share, compared with net earnings of $35.1 million, or $0.60 per diluted share, in the prior-year period.

The first half of fiscal 2005 included an after-tax charge of $1.5 million, or $0.03 per diluted share, for debt retirement costs associated with the repurchase of $14.7 million of the Company’s 10.75% senior subordinated notes in the first quarter.

Excluding this item, pro forma net earnings for the first half of fiscal 2005 were $36.7 million, or $0.63 per diluted share.

The Company generated $77.8 million in operating cash flow in the first half of the year, funding $68.8 million of capital expenditures re-invested in the business.

Store Expansion Program

PETCO opened 16 new stores in the second quarter of fiscal 2005. The addition of 11 new stores during the period, net of relocations and closings, increased the store base to 752 locations. PETCO continued its ongoing program to refresh its store base, remodeling 14 stores into its Pisces format in the second quarter.

During the first half of 2005, PETCO opened 50 new stores, or 36 stores net of relocations and closings, and remodeled 29 stores to its Pisces format.

For the full year, PETCO plans to advance its national presence by opening approximately 90 new stores, or approximately 70 new stores net of relocations and closings, while continuing with its strategic initiative of remodeling up to 50 existing stores.

To optimize its distribution footprint, the Company recently opened a new regional distribution center in Denver and expects to open another facility in Orlando later in the third quarter.

Outlook for the Third Quarter and Full Fiscal Year 2005

PETCO is making investments in the third quarter to further improve customer service, more clearly communicate its marketing messages, and complete its remerchandising initiative. Although these investments are expected to weigh on its financial results for the third quarter, the Company expects to realize the benefits of these strategic initiatives on an increasing basis as it moves through the second half of the fiscal year. In addition, the overall economy, particularly the effect of higher gasoline prices that became pronounced late in the second quarter, has continued to impact PETCO’s performance in the current quarter.

Considering all of these factors, the Company currently expects to report a comparable store net sales increase of approximately 0% to 2% for the third fiscal quarter, and approximately 2% to 4% for the full fiscal year 2005. The Company currently expects third-quarter earnings per diluted share in the range of $0.25 to $0.28, and pro forma earnings per diluted share for the full year in the range of $1.36 to $1.44. Pro forma earnings per diluted share for fiscal 2005 exclude the effect of the debt retirement costs incurred in the first quarter.

“We believe the initiatives we have underway will enable PETCO to extend its leadership position in an industry with healthy long-term prospects,” Myers said. “However, given current conditions in the overall economy and their effect on the retail sector, we are cautious about our expectations for top-line growth in the short term.”

About PETCO Animal Supplies, Inc.

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through its people, the highest level of well being for companion animals, and to support the human-animal bond. PETCO generated net sales of more than $1.8 billion in fiscal 2004. It operates over 750 stores in 48 states and the District of Columbia, as well as a leading destination for on-line pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $23 million in support of more than 2,700 non-profit grassroots animal welfare organizations around the nation.

Forward Looking Statements

Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “may,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate” and similar words, although some may be expressed differently. Forward-looking statements in this release include, but are not limited to, statements as to comparable store net sales, expected earnings per share, the effect of investments in the business as well as other efforts to improve business metrics and attributes, the effect of growth and expansion strategies, and the ability to achieve operational efficiencies. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include performance of new stores, ability to execute expansion strategy and sustain growth, debt levels, reliance on vendors and exclusive distribution arrangements, competition, integration of operations as a result of acquisitions, compliance with various state and local regulations, remediation of any internal control deficiencies, outcome of existing litigation, dependence on senior management, and ability to realize on investments made in the business. Certain of these factors, as well as various additional factors, are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended January 29, 2005. PETCO disclaims any intent or obligation to update these forward-looking statements.

PETCO Animal Supplies, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	As Reported		Pro Forma
	Quarter Ended 7/30/2005	Quarter Ended 7/31/2004	Quarter Ended 7/30/2005	Quarter Ended 7/31/2004
Net sales	$482,746	$438,486	$482,746	$438,486
Cost of sales and occupancy costs	322,744	286,744	322,744	286,744

Gross profit	160,002	151,742	160,002	151,742

Selling, general and administrative expenses	126,483	114,921	126,483	114,921

Operating income	33,519	36,821	33,519	36,821

Interest expense, net	3,619	4,928	3,619	4,928
Debt retirement costs	—	—	—	—

Earnings before income taxes	29,900	31,893	29,900	31,893

Income taxes	11,870	12,586	11,870	12,586

Net earnings	$18,030	$19,307	$18,030	$19,307

Net earnings per common share, basic	$0.31	$0.34	$0.31	$0.34
Net earnings per common share, diluted	$0.31	$0.33	$0.31	$0.33

Basic weighted average number of common shares	57,778	57,512	57,778	57,512
Diluted weighted average number of common shares	58,517	58,455	58,517	58,455

This earnings release includes information presented on a pro forma basis. These pro-forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific costs and expenses that we believe are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliations set forth below are provided in accordance with Regulation G and reconcile the pro forma financial measure with the most directly comparable GAAP-based financial measure.

PETCO Animal Supplies, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	As Reported		Pro Forma
	26 Weeks Ended 7/30/2005	26 Weeks Ended 7/31/2004	26 Weeks Ended 7/30/2005	26 Weeks Ended 7/31/2004
Net sales	$962,340	$864,363	$962,340	$864,363
Cost of sales and occupancy costs	640,285	566,616	640,285	566,616

Gross profit	322,055	297,747	322,055	297,747

Selling, general and administrative expenses	253,914	229,998	253,914	229,998

Operating income	68,141	67,749	68,141	67,749

Interest expense, net	7,205	9,857	7,205	9,857
Debt retirement costs	2,447	—	—	—

Earnings before income taxes	58,489	57,892	60,936	57,892

Income taxes	23,220	22,828	24,192	22,828

Net earnings	$35,269	$35,064	$36,744	$35,064

Net earnings per common share, basic	$0.61	$0.61	$0.64	$0.61
Net earnings per common share, diluted	$0.60	$0.60	$0.63	$0.60

Basic weighted average number of common shares	57,742	57,491	57,742	57,491
Diluted weighted average number of common shares	58,560	58,452	58,560	58,452

This earnings release includes information presented on a pro forma basis. These pro-forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific costs and expenses that we believe are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliations set forth below are provided in accordance with Regulation G and reconcile the pro forma financial measure with the most directly comparable GAAP-based financial measure.

PETCO Animal Supplies, Inc.

Reconciliation of GAAP Financial Measures to Pro Forma Financial Measures

(Unaudited, in thousands, except per share data)

	26 Weeks Ended 7/30/2005	26 Weeks Ended 7/31/2004
Reconciliation of GAAP to Pro Forma Net Earnings
GAAP net earnings	$35,269	$35,064
Adjustments:
Debt retirement costs	2,447	—
Tax effect of adjustments	(972)	—

Pro forma net earnings	$36,744	$35,064

GAAP net earnings per common share, diluted	$0.60	$0.60
Pro forma net earnings per common share, diluted	$0.63	$0.60

Diluted weighted average number of shares (GAAP and Pro forma)	58,560	58,452

PETCO Animal Supplies, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, In thousands)

	July 30, 2005	January 29, 2005
ASSETS

Cash and cash equivalents	$33,402	$36,815
Receivables	21,415	17,875
Inventories	181,036	167,038
Other current assets	34,906	28,596

Total current assets	270,759	250,324

Fixed assets, net	363,081	333,300
Goodwill	39,931	40,179
Other assets	17,426	16,650

	$691,197	$640,453

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$92,229	$82,142
Accrued expenses and other current liabilities	154,018	141,044
Current portion of long-term debt	1,851	353

Total current liabilities	248,098	223,539

Senior credit facility	85,000	85,000
Senior subordinated notes payable	89,267	103,982
Deferred rent and other liabilities	92,450	90,637

Total liabilities	514,815	503,158

Stockholders’ equity	176,382	137,295

	$691,197	$640,453